Pricing Supplement No. 7 Dated May 8, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                                 Rule 424(b)(3)
                                                             Registration Stmt.
                                                                 No: 333-91953
                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than

                           9 Months From Date of Issue

         Ford Credit has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. J. P. Morgan Securities Inc. has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.981% of their principal amount for resale at an initial offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single series of notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                   May 11, 2000

         Maturity Date:                May 10, 2002

         Initial Principal Amount:     $100,000,000

         Interest Rate Basis:          LIBOR Telerate having an
                                       Index Maturity of
                                       three months plus
                                       13 basis points (0.13%)

         Interest Reset Dates:         On the Issue Date and
                                       thereafter quarterly
                                       on the 10th day of each
                                       February, May, August and
                                       November, until the Notes
                                       are paid in full

         Interest Payment Dates:       Quarterly on the 10th day
                                       of each February, May,
                                       August and November,
                                       beginning August 10,
                                       2000, and at Maturity

         CUSIP No.:                    345402 4Z1

         Interest Determination Date:  Two London banking days
                                       prior to each Interest
                                       Reset Date

         Reference Agent:              The Chase Manhattan Bank

                               J. P. MORGAN & CO.